NEWS RELEASE
                                                                       Contacts:
                                          Karen James Cody, BNA / (202) 452-4169
                           Mara Olguin, Smith Commercial Realty / (703) 769-1244

              BNA, Inc. Headquarters to Relocate to Crystal City

      WASHINGTON, D.C., (June 22, 2005) - BNA, Inc., a wholly employee owned news and information publisher, today announced that it will move its headquarters to Arlington, Virginia in the spring of 2007.

At a press conference led by Virginia Governor Mark Warner, BNA's President and CEO Paul N. Wojcik confirmed that the company has reached an agreement in principle with Charles E. Smith Commercial Realty, a division of Vornado Realty Trust, for the purchase of the 290,000 square foot office building at 1801 S. Bell Street in Crystal City. The building will be fully renovated for BNA.

"The positive work environment that BNA has created for its employees and the company's solid business reputation make it an excellent fit for Virginia," said Governor Warner. "BNA's move to the Commonwealth reinforces one of many Virginia advantages: the ability to offer firms in this region a competitive cost of doing business."

In Crystal City, BNA will consolidate more than 1,000 reporters, editors, and attorneys, as well as technical, marketing, sales and support professionals, under one roof. BNA's Washington operations are now spread across the company's three buildings at 1227, 1229, and 1231 25th Streets, N.W., as well as in leased space at 1250 23rd Street, N.W. The Crystal City building also will afford the company space for future growth.

 "This is an historic step for BNA," said CEO Paul Wojcik. "But moving to Virginia is a step that promises to yield tremendous benefits for BNA as a company as well as for BNA's employee-owners. As a major media organization reporting on Washington, we will continue to have our sights firmly fixed on the workings of government, and Crystal City affords excellent access to the major government agencies we cover. We look forward to 2007."

BNA's new headquarters in Crystal City is 4.5 miles from its D.C. offices. All the region's major transportation systems converge within blocks of the building. It is adjacent to the Crystal City Metro station, offers direct access to multiple commuter routes, and is convenient to Reagan National Airport. It is also linked directly to Arlington County's 86 miles of paved, off-street walking and bike trails.

"Arlington is delighted to welcome BNA to Crystal City," stated Arlington Board Chair Jay Fisette. "We feel that their new Crystal City location will provide them with the best that Arlington has to offer: a great location, access to Metro and other mass transit, and wonderful amenities like Crystal City's new restaurants and shopping. Their Arlington location will provide employees access to the top schools in the nation, and some of the most beautiful neighborhoods in the region, with hundreds of bike and walking trails."

"We are very excited about BNA relocating to Crystal City. Like the PBS relocation, BNA's intention to move to Crystal City validates the transformation of Crystal City and its appeal as a corporate headquarters location," said Mitchell N. Schear, President of Charles E. Smith Commercial Realty, a division of Vornado Realty Trust.
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Based on the terms of the agreement in principle, BNA will acquire the S. Bell
Street building from Charles E. Smith and sell its 25th Street buildings to Smith through a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code.

BNA's customer service and fulfillment operations will remain at 9435 Key West Avenue in Rockville, Maryland. The McArdle Printing Company, a BNA subsidiary company, will remain at 800 Commerce Drive in Upper Marlboro, Maryland.

 "We believe that this move is a good strategic decision for BNA, one which will help ensure our successful future as a wholly employee-owned company and as the last remaining independent U.S. legal publisher," said BNA Board Chairman Sandra
C. Degler. "It will mean some changes for BNA, but we're quite certain that one thing won't change: our commitment to providing our customers with essential information and expert analysis that is unmatched by any other publisher."

BNA has been represented in the 2-year facilities planning process and in this transaction by Gregory P. O'Brien of The Staubach Company - Northeast, Inc. and attorney Jay A. Epstien of DLA Piper Rudnick Gray Cary.

Greg O'Brien, a veteran of many significant real estate transactions in the region, said "Our role in the first phase of the project was to help BNA envision and analyze a variety of potential operating scenarios that could advance the interests of BNA employee owners and BNA customers alike. During the second phase of the project, and working with our partners at DLA Piper Rudnick, our role was to help make that vision a reality with real estate solutions that met the broadly conceived financial and qualitative objectives of BNA. We hope and expect that our work together will help create an important milestone in the long and venerable history of BNA."

                                     ###

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. BNA's actual experience may differ materially from that anticipated in such statements.

BNA, Inc. (The Bureau of National Affairs, Inc.) is a leading publisher of print and electronic news and information, reporting on developments in business, labor relations, law, health care, economics, taxation, environmental protection, health and safety, and other regulatory and public policy areas. BNA produces more than 200 news and information services, in a range of print and electronic formats. Subsidiary companies Tax Management Inc., BNA International Inc., IOMA, Inc., and Kennedy Information, Inc. reach into different segments of the market place with the same brand of essential information that has become the hallmark of the parent company. Other subsidiaries deliver complementary services, like interactive forms for electronic products (STF Services Corporation), and high-end commercial printing (The McArdle Printing Company). Headquartered in the nation's capital for more than 75 years, BNA is the oldest wholly employee-owned company in the United States.